Exhibit 99.3

UNIVERSAL HOSPITAL SERVICES, INC. LAUNCHES CASH TENDER OFFER

AND CONSENT SOLICITATION FOR ITS OUTSTANDING

8.50%/9.25% SECOND LIEN SENIOR SECURED PIK TOGGLE NOTES DUE 2015

Minneapolis, Minn., July 24, 2012 — Universal Hospital Services, Inc. (“UHS”), today announced that it has commenced a cash tender offer to purchase any and all of its outstanding $405.0 million aggregate principal amount of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (CUSIP No. 91359PAF7) (the “Notes”).  The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, dated July 24, 2012.  The tender offer is scheduled to expire at 12:01 a.m., New York City time, on August 21, 2012, unless extended by UHS in its sole discretion (such time and date, as the same may be extended, the “Expiration Time”) or earlier terminated.

In conjunction with the tender offer, UHS will be soliciting consents to proposed amendments to the indenture governing the Notes (the “Indenture”).  The amendments would eliminate the right of the holders of the Notes to benefit from substantially all restrictive covenants and certain event of default provisions in the Indenture.

Holders that tender their Notes will be required to consent to the proposed amendments, and holders that consent to the proposed amendments will be required to tender their Notes.  Tenders of Notes may be validly withdrawn and consents may be validly revoked at any time prior to 5:00 p.m., New York City time, on August 6, 2012, unless extended by UHS in its sole discretion (such time and date, as the same may be extended, the “Withdrawal Deadline”).  Tenders of Notes and deliveries of consents made after the Withdrawal Deadline may not be validly withdrawn or revoked unless UHS is required by law to permit withdrawal.

Holders of Notes that are validly tendered and not withdrawn prior to the Withdrawal Deadline, if accepted for purchase by UHS, will receive $1,025.00 for each $1,000 principal amount of Notes so tendered, which includes a consent payment of $10.00 per $1,000 principal amount of Notes validly tendered prior to 5:00 p.m., New York City time, on August 6, 2012 (unless extended by UHS in its sole discretion) (the “Consent Deadline”), plus any accrued and unpaid interest up to, but not including, the applicable settlement date.

Holders of Notes that are validly tendered, and related consents validly delivered, after the Consent Deadline and prior to the Expiration Time, if accepted for purchase by UHS, will receive $1,015.00 per $1,000 principal amount of Notes so tendered, plus any accrued and unpaid interest up to, but not including, the applicable settlement date. Holders of Notes tendered after the Consent Deadline will not receive a consent payment in connection with the related consents.

The initial settlement date for the tender offer, if UHS so elects, will be following both the Consent Deadline and the satisfaction or waiver of the conditions to consummation of the tender offer and the consent solicitation described below.  The final settlement date for the tender offer will be promptly after the Expiration Time, and is expected to be on or prior to the business day following the Expiration Time.  UHS intends to finance the tender offer and pay the consent payment and related fees and expenses with the net proceeds from one or more capital markets transactions, in combination with, if necessary, cash on hand.

The tender offer is conditioned upon: (i) the completion of one or more capital markets transactions, (ii) the execution and delivery of the supplemental indenture, which will implement the proposed amendments to the Indenture, and its becoming effective, and (iii) other customary conditions.  The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement and related materials that are being distributed to holders of the Notes.

UHS has retained Barclays, BofA Merrill Lynch and RBC Capital Markets to serve as the Dealer Managers for the tender offer.  Questions regarding the tender offer may be directed to Barclays at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BofA Merrill Lynch at (888)-292-0070 (toll free) or (980) 387-3907 or RBC Capital Markets at (877) 381-2099 (toll free) or (212) 618-7822.  Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent and Tender Agent for the tender offer, and banks and brokers can call collect at (212) 430-3774. All others can call toll free at (866) 807-2200.

This press release is not an offer to purchase or a solicitation of consents, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related materials and in accordance with applicable securities laws.  This press release shall not constitute a notice of redemption of the Notes.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment management and service solutions to the health care industry. UHS manages more than 660,000 pieces of medical equipment for over 8,675 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the ability to satisfy the conditions to consummate the tender offer or to receive the requisite consents to amend the Indenture, which may be described from time to time in UHS’ filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. UHS undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Factors which could materially affect such forward-looking statements are described in UHS’s filings with the Securities and Exchange Commission.

Contact:

Universal Hospital Services, Inc.

Susan Wolf, 952-607-3109

Vice President, Finance & Treasurer